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                                                                    EXHIBIT 21.1

                          Subsidiaries of the Company


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Company                                                 State or Jurisdiction of Incorporation
Trico Marine Assets, Inc.                               Delaware
Trico Marine Operators, Inc.                            Louisiana
Trico Marine International, Inc.                        Louisiana
Trico Marine International, Ltd.                        Cayman Islands
Trico Marine International Holdings, B.V.               The Netherlands
Saevik Supply ASA                                       Norway
Saevik Shipping AS                                      Norway
Saevik Supply (UK) Limited                              England
Albyn Marine Limited                                    Scotland
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